Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-33603, 333-38648, 333-84333, 333-119878, 333-153149 and 333-183902 on Form S-8 of our reports dated April 3, 2017, relating to the consolidated financial statements of Urban Outfitters, Inc. and subsidiaries, and the effectiveness of Urban Outfitters, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Urban Outfitters, Inc. and subsidiaries for the fiscal year ended January 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

April 3, 2017